ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

US JET, INC.

Pursuant to the provisions of the Revised Business Code Sec. 16-10a-1001 et. seq., the Undersigned Corporation adopts the following amendment to the Articles of Incorporation.

1.

The following amendment of the Articles of Incorporation was adopted by the shareholders of the corporation on October 21, 1999, said articles are hereby amended and shall read as follows:

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Article I

Name

The name of the corporation is American Coal Corporation.

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2.

Additionally, the shareholders consented to a reverse split of the Company’s common stock on a 1 for 500 basis.

3.

The number of shares outstanding at the time of adoption was 14,918,603; and the number of shares entitled to vote thereon was the same.

4.

The number of shares represented at the meeting of the shareholders was 10,000,000. All shares voted in favor of the amendment. The shares represented a majority of the issued and outstanding shares. There were no shares voting against the amendment.

Effective the 21st day of October, 1999

 __/s/ Jennifer Ngo_______

  Jennifer Ngo

  President  and Secretary